Exhibit 2.3


                PARTNERSHIP INTEREST PURCHASE AND SALE AGREEMENT
                ------------------------------------------------

         THIS AGREEMENT (the "Agreement") is made the 9th day of May, 2003 (THE "EFFECTIVE DATE"), by and among HBOA Holdings, Inc. ("PURCHASER"), and GOLDING FAMILY LIMITED PARTNERSHIP, a Florida limited partnership ("Golding"), LEXSYS SOFTWARE CORP., a Florida corporation ("Lexsys"), PETER A. CARVALHO ("Carvalho"), MIDGARD LTD., a British Virgin Island Company ("MIDGARD"), MARTIN THIRER (Thirer"), Fanomina, Ltd., a Florida Limited Partnership ("Fanomina"), AMERSHAM MANAGEMENT LIMITED, a B.V.I. corporation ("AML"), PAUL WIGODA, MARTY PESHKIN and RR TECHNOLOGY INVESTMENT, INC. (COLLECTIVELY REFERRED TO AS "SELLING PARTNERS").

                                   BACKGROUND

         WHEREAS, Partners represent that (i) PARIS HEALTH SERVICES, LTD. is a Florida limited partnership (THE "PARTNERSHIP" OR "PARIS") bearing document number A02000000160 formed pursuant to a Certificate of Limited Partnership on February 5th, 2002 and that certain Agreement of Limited Partnership dated February 2002 and all amendments thereto (THE "PARTNERSHIP AGREEMENT"), as amended;

         WHEREAS, Selling Partners desire to sell all their respective interests in the Partnership ("THE PARTNERSHIP INTERESTS"), and Purchaser desires to purchase all the respective Partnership Interests on the terms and conditions set forth below.

         WHEREAS, subsequent to the completion of the transactions contemplated herein, the Partnership's classification as a Partnership for Federal Tax Purposes will terminate under Code Section 708(b)(1)(A);

         NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and other agreements set forth below, and other good and valuable consideration, the receipt of which is hereby acknowledged, the parties, intending to be legally bound, agree as follows:

         1.       PURCHASE AND SALE OF PARTNERSHIP INTERESTS.

         At the Closing (described at Section 9 hereof) Selling Partners will sell the Partnership Interests to Purchaser, and Purchaser will purchase the Partnership Interests from Selling Partners, for the following price and terms:

                  1.1 Purchase Price. Purchaser will acquire all the Partnership Interests of the Selling Partners for a total purchase price of 775,360 shares of common stock of HBOA and specified allocation to each Selling Partner as set forth on Exhibit A (THE "PURCHASE PRICE"). The Shares will be held in escrow pursuant to the terms and conditions of an escrow agreement attached hereto as Exhibit 1.1.

                  1.2 HBOA agrees that it will advance up to $300,000 to PARIS after the Closing, at time and amounts determined by HBOA, in its sole discretion.

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                  1.3 "Effective Date" shall mean the date by which this
         Agreement has been signed by the Selling Partners and Purchaser, and a fully executed counterpart delivered to all parties or their respective counsel, by mail, courier, or facsimile transmission.

         2.       REPRESENTATIONS AND WARRANTIES OF SELLING PARTNERS.

         E-Z Auth. Management Co., the general partner of PARIS (the "General Partner") makes the following representations and warranties to Purchaser:

                  2.1 ORGANIZATION, STANDING AND POWER. The Partnership is a limited partnership duly organized and validly existing, and its status is active under the laws of the State of Florida, and it has all requisite power and authority to own, lease and operate its properties and to carry on its business as its business is now being and as it has been conducted. The Partnership has provided Purchaser with a true and complete copy of the Partnership Agreement, including all amendments that may have been made through the date of this Agreement; and Purchaser acknowledges receipt of same.

                  2.2      AUTHORITY.

                           (a) To the knowledge of the General Partner, the
                  execution, delivery and performance by Selling Partners of their obligations under this Agreement will not conflict with, or result in any breach or violation of or default (or give rise to any right of termination, cancellation or acceleration) under the Partnership Agreement .

                           (b) To the knowledge of the General Partner, this
                  Agreement constitutes a legal, valid and binding obligation of Selling Partners, enforceable against Selling Partners in accordance with its terms, subject only to equitable principles and bankruptcy, insolvency, reorganization, moratorium or similar laws at the time in effect affecting the enforceability generally of rights of creditors.

                  2.3 COMPLIANCE WITH LAW. To the actual knowledge of the General Partner, the Partnership is not in violation of any applicable law, statute, ordinance, rule, governmental regulation, writ, injunction, judgment, decree or order of any governmental instrumentality or court in connection with its business or the ownership of its property, which would have a material adverse affect on the ownership or operation of the Property, except for the failure to file the tax return for the year ended December 31, 2002.

                  2.4 OWNERSHIP OF THE PARTNERSHIP INTERESTS. The Selling Partner represents and warrant that are the owners of the Partnership Interests, which are free and clear of all security interests, liens, encumbrances, restrictions, claims and rights of others. The execution and delivery to Purchaser of the Assignment attached hereto as EXHIBIT B (THE "ASSIGNMENT") will transfer to Purchaser full legal and equitable title thereto, free and clear of all liens, encumbrances, restrictions, claims and rights of all others.

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                  2.5 OPTIONS, WARRANTS, ETC. There are no options, commitments or agreements of any character to which the Partnership or the Selling Partners is/are a party calling for the issuance or sale of any interest in the Partnership, except any right of first refusal contained in the Partnership Agreement, which is hereby waived by Selling Partners as to this transaction.

                  2.6 ABSENCE OF UNDISCLOSED LIABILITIES. Except as reflected on the Financial Statement, and except for trade payables incurred in the ordinary course (such as utilities, taxes, etc.) as of the date of this Agreement, the General Partner warrants and represents that the Partnership has no liabilities or obligations, of any nature whatsoever, whether accrued, absolute, contingent or otherwise, and whether or not of a kind which is required to be reflected in a financial statement, and there are no obligations, of any other person to any third party, pursuant to which that third party has recourse against the Partnership. To the actual knowledge of the General Partner, there are no facts in existence on the date hereof which might reasonably serve as the basis for any liabilities or obligations which are not disclosed in the Financial Statement, other than trade payables incurred in the ordinary course.

                  2.7 TAX MATTERS. The General Partner, on behalf of the Partnership will prepare and timely file the "final tax return" required due to the transfer of interests described herein, and will deliver a complete copy thereof to Purchaser, concurrently with such filing. The costs of this matter will be absorbed by the Purchaser.

                  2.8 LEGAL PROCEEDINGS, ETC. There is no legal, equitable, administrative, arbitration or other proceeding or governmental investigation pending, or, to the actual knowledge of the General Partner, threatened against the Partnership or Selling Partners, which, alone or in the aggregate, might adversely affect the condition (financial or otherwise), or business, operations, properties, assets, or earnings of the Partnership or which might adversely affect the ability of Selling Partners to consummate the transactions contemplated by this Agreement.

                  2.9 ASSETS.

                           (a) REAL AND TANGIBLE PERSONAL PROPERTY. The
                  Partnership has good title to each item of real property and personal property owned or used by it free and clear of all liens, encumbrances, equities, conditional sales contracts, security interests, charges, claims and restrictions, except those of record., which are listed on Schedule 2.9(a) attached hereto.

                           (b) EQUITY INVESTMENTS. Except as set forth in the
                  Financial Statement, to the actual knowledge of the General Partner the Partnership has no direct or indirect interest in any corporation, partnership, joint venture or other entity.

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                  2.10     CONTRACTS.

                           (a) A copy of each material agreement, instrument,
                  promissory note, mortgage, arrangement, lease, or management agreement(s), permit, license, certificate, warranty, indenture or other commitment, whether written or oral, to which the Partnership is a party or which otherwise binds or affects the Partnership or any of its assets will be delivered or made available by to Purchaser within ten (10) days after executing thisAgreement (hereinafter referred to as the "CONTRACTS").

                           (b) ENFORCEABILITY. Each of the Contracts is a valid
                  and binding agreement of the Partnership and is enforceable in accordance with its terms (except as enforcement may be limited by bankruptcy, insolvency, reorganization or other laws affecting generally the enforcement of creditors' rights and except as the remedies of specific performance and injunctive and other forms of equitable relief may be subject to equitable defenses).

                           (c) SATISFACTION OF OBLIGATIONS. To the actual
                  knowledge of the General Partner, the Partnership has fulfilled all material obligations required to have been performed by it to date under each Contract.

                           (d) ABSENCE OF DEFAULT. To the actual knowledge of
                  the General Partner, no party to any of the Contracts is in default, nor has any event occurred which, with the giving of notice or the lapse of time, or both, would constitute a default with respect to any material term or condition of any of the Contracts.

                           (e) NOTICES BY THIRD PARTIES. The Partnership has not
                  received any notice, and the General Partners have no actual knowledge, that any party to any of the Contracts intends to cancel, foreclose, terminate or amend any of the Contracts or to exercise (or not to exercise) any outstanding options under any of the Contracts.

                  2.11 EMPLOYEES. The Partnership has three employees listed on
         Schedule 2.11.

                  2.12 BOOKS AND RECORDS. The General Partner represents and warrants that the Partnership has maintained its books, accounts and records to be so maintained, in the usual, regular and ordinary manner, on a consistent basis and no material changes have been made in accounting practices or procedures since the formation of the Partnership.

                  2.13 ENVIRONMENTAL MATTERS. To the General Partner's actual knowledge, there are no hazardous materials present on or in any property owned by the Partnership in violation of applicable law. Neither the General Partner, or to the knowledge of the General Partner, the Partnership, any other person for whose conduct they are or may be held responsible, or any other person, has permitted or conducted, or is aware of, any hazardous activity conducted with respect to the Partnership's properties or assets (whether real, personal, or mixed), in violation of applicable law in which the Partnership has or had an interest. To the actual knowledge of the


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         General Partner, there has been no release or threat of release, of any hazardous materials at or from the Partnership's property, or from or by any other properties and assets (whether real, personal, or mixed) in which the Partnership has or had an interest, any of the foregoing in violation of applicable law, or, to the actual knowledge of the General Partner, whether by the General Partner, the Partnership, or any other person.

         3.       REPRESENTATIONS AND WARRANTIES OF PURCHASER.

         Purchaser makes the following representations and warranties to the General Partner and the Selling Partners:

                  3.1 ORGANIZATION, STANDING AND POWER. Purchaser is a corporation duly organized, validly existing, and its status is active under the laws of the State of Florida, and has all requisite power and authority to own, lease and operate its properties and to carry on its business as its business is now being and as it has been conducted.

                  3.2      AUTHORITY.

                           (a) The execution, delivery and performance of this
                  Agreement by Purchaser will not conflict with, or result in any breach or violation of or default (or give rise to any right of termination, cancellation or acceleration) under any note, bond, mortgage, indenture, lease, license, permit, agreement or other instrument or obligation to which Purchaser is a party or by which Purchaser is or may be bound.

                           (b) This Agreement constitutes a legal, valid and
                  binding obligation of Purchaser, enforceable against Purchaser in accordance with its terms, subject only to equitable principles and bankruptcy, insolvency, reorganization, moratorium or similar laws at the time in effect affecting the enforceability generally of rights of creditors.

                  3.3 LEGAL PROCEEDINGS, ETC. There is no legal, equitable, administrative, arbitration or other proceeding or governmental investigation pending, or to the best knowledge of Purchaser threatened, against Purchaser which, alone or in the aggregate, might adversely affect the ability of Purchaser to consummate the transaction contemplated by this Agreement.

                  3.4 HBOA acknowledges the existence of the marketing agreement PARIS and HFE, Inc. After the Closing, the parties agree that the marketing agreement will be transferred from PARIS to HBOA and HBOA will honor all of the terms and conditions of the marketing agreement.

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         4.       CONDITIONS PRECEDENT TO PURCHASER'S OBLIGATIONS.

         The obligation of Purchaser to close the transactions contemplated by this Agreement is subject to the fulfillment, at or before the Closing, of each of the following conditions:

                  4.1 CLOSING DOCUMENTS. Timely performance of each of Selling Partners' obligations under this Agreement through Closing is a material part of this Agreement. Upon the written request of Purchaser, Selling Partners must execute and deliver within a reasonable time of such request, any additional documents, instruments, agreements, or certificates considered reasonably necessary or appropriate by Purchaser to effectuate, consummate, record or perfect the transactions contemplated by this Agreement.

                  4.2 FINANCIAL STATEMENTS. At the Closing, the Partnership shall deliver to Purchaser financial statements prepared in accordance with generally accepted accounting principles for the year ended December 31, 2001 and 2002 and financial statements for any predecessor corporations prior to that time (THE "FINANCIAL STATEMENT"). The Financial Statement is correct and complete in all material respects, and fairly presents the financial position of the Partnership at, and the results of operations of the Partnership for, the dates and periods covered.

                  4.3 CORRECTNESS OF REPRESENTATIONS. Each of the representations and warranties of Selling Partners or the General Partner contained in this Agreement must be true and correct in all material respects as if made again at the Closing.

                  4.4 COMPLIANCE WITH AGREEMENTS. Except to the extent waived by Purchaser in writing, Selling Partners and the General Partner must have performed and complied with all agreements, undertakings and obligations that are required to be performed or complied with at or prior to the Closing.

                  4.5 ASSIGNMENTS. Duly executed Assignments of the Partnership Interests must be delivered by Selling Partners to Purchaser in the form attached as Exhibit B.

                  4.6 INSOLVENCY, BANKRUPTCY, ETC. Neither the Selling Partners, the General Partner, nor the Partnership may be insolvent and no petition under federal or Florida law pertaining to bankruptcy or insolvency or for a reorganization or arrangement or other relief from creditors may have been filed by or against the Selling Partners, the General Partner or the Partnership, and neither the Selling Partners nor the Partnership may have made or offered a composition of their/its debts with their/its creditors.

                  4.7 LEGAL ACTION.

                           (a) There may not be pending or threatened any legal
                  proceeding seeking to prohibit the consummation of the transactions contemplated by this Agreement or to obtain damages from Purchaser or the Partnership with respect thereto.

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                           (b) None of the parties may be prohibited by any
                  order, writ, injunction or decree of any governmental body of competent jurisdiction from consummating the transactions contemplated by this Agreement, and no action or proceeding may then be pending which questions the validity of this Agreement, any of the transactions contemplated hereby, or any action which has been taken by either of the parties in connection with any of the transactions contemplated hereby.

                  4.8 ABSENCE OF CERTAIN CHANGES. The General Partner shall certify at the Closing to the Purchaser that during the period between the execution and delivery of this Agreement and the Closing, there has been no:

                           (a) Transaction by the Partnership other than in the
                  ordinary course of business;

                           (b) Material adverse change in the financial
                  condition, assets, liabilities or business of the Partnership, or its method of operation;

                           (c) Amendment or termination of the Partnership
                  Agreement (other than as required pursuant to this Agreement); or

                           (d) To the knowledge of Selling Partners, occurrence
                  or occurrences which, individually or in the aggregate, has had or could be reasonably expected to have a material adverse affect on the financial condition, operations, business, assets, or prospects of the Partnership, other than occurrences affecting the market or the economy generally or occurrences that are generally known or available.

                  4.9 The Purchaser is satisfied with the results of its due diligence investigation of the Partnership, as determined by the Purchaser in its sole discretion.

         5.       CONDITIONS PRECEDENT TO OBLIGATIONS OF SELLING PARTNERS.

         The obligation of Selling Partners to close the transactions contemplated by this Agreement is subject to the fulfillment, at or before the Closing, of each of the following conditions:

                  5.1 CORRECTNESS OF REPRESENTATIONS. Each of the representations and warranties of Purchaser contained in this Agreement must be true and correct in all material respects as if made again at the Closing.

                  5.2 COMPLIANCE WITH AGREEMENT. Except to the extent waived in writing by Selling Partners, Purchaser must have performed and complied with all agreements, undertakings and obligations that are required to be performed or complied with at or before the Closing.

                  5.3 PURCHASE PRICE. Purchaser must have paid the Purchase Price pursuant to this Agreement.

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                  5.4 INSOLVENCY, BANKRUPTCY, ETC. Purchaser may not be
         insolvent, and no petition under federal or Florida law pertaining to bankruptcy or insolvency or for a reorganization or arrangement or other relief from creditors may have been filed by or against Purchaser, and Purchaser may not have made or offered a composition of its debts with its creditors.

                  5.5 ADDITIONAL DOCUMENTS. Upon the written request of Selling Partners, Purchaser must execute and deliver within a reasonable time of such request, any additional documents, instruments, agreements, or certificates considered reasonably necessary or appropriate by Selling Partners to effectuate, consummate, record or perfect the transactions contemplated by this Agreement.

                  5.6 LEGAL ACTION.

                           (a) There may not be pending or threatened any legal
                  proceeding seeking to prohibit the consummation of the transactions (the "Transactions") contemplated by this Agreement or to obtain damages from Purchaser or the Partnership with respect thereto which is material to the Transactions.

                           (b) None of the parties hereto may be prohibited by
                  any order, writ, injunction or decree of any governmental body of competent jurisdiction from consummating the Transactions contemplated by this Agreement, and no action or proceeding may then be pending which questions the validity of this Agreement, any of the Transactions contemplated hereby, or any action which has been taken by either of the parties in connection with any of the Transactions contemplated hereby which is materially adverse to the Transactions.

         6.       CONDUCT OF BUSINESS PRIOR TO CLOSING; UNDERTAKINGS.

                  6.1 CONDUCT OF THE PARTNERSHIP'S BUSINESS. In general, from the date of this Agreement to the Closing, the General Partner will cause the Partnership to conduct its business in substantially the same manner as its business is presently being conducted.

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         7.       INDEMNITY BY SELLING PARTNERS.

                  (a) The General Partner shall jointly and severally, indemnify Purchaser against, and hold it harmless from, all judgments, reasonable amounts paid in settlement of reasonable and viable actions or claims, liabilities to third parties, damages to third parties, and reasonable costs and expenses, including, but not limited to, attorney's fees and costs of appeals, accruing from or resulting by reason of: (1) any material breach of warranty or misrepresentation by or on behalf of Selling Partners; (2) the non-performance of any material covenant or obligation to be performed by or on behalf of Selling Partners; (3) any material misrepresentation, omission, or inaccuracy in any schedule, certificate, affidavit, instrument, or other document delivered or to be delivered by or on behalf of Selling Partners hereunder or in connection with the transactions contemplated by this Agreement; (4) any claim arising from the conduct of the Partnership's business or the ownership of the Property or its assets prior to the Closing, other than trade payables and other Partnership expenses incurred in the ordinary course of business.

         8.       INDEMNITY BY PURCHASER.

         Purchaser shall indemnify Selling Partners against, and hold them harmless from, all judgments, reasonable amounts paid in settlement of reasonable and viable actions or claims, liabilities to third parties, damages to third parties, and reasonable costs and expenses, including, but not limited to, attorney's fees and costs of appeals, accruing from or resulting by reason of: (1) any material breach of warranty or misrepresentation by or on behalf of Purchaser; (2) the non-performance of any material covenant or obligation to be performed by or on behalf of Purchaser; (3) any material misrepresentation, omission, or inaccuracy, in any schedule, certificate, affidavit, instrument, or document delivered by or on behalf of Purchaser hereunder or in connection with the transactions contemplated by this Agreement; and (4) any claim arising from the conduct of the Partnership's business or the ownership of its assets after the Closing.

         9.       CLOSING; TAX REPORTING.

         The closing is the consummation of the transactions contemplated by this Agreement (THE "CLOSING") and will take place at the offices of Adorno & Yoss, P.A., as of July 15, 2003, unless otherwise extended by mutual agreement of the parties to this Agreement. Purchaser and Selling Partners will cause the Partnership to close its books, for federal income tax purposes, as of the date of the Closing, and will file timely all requisite Internal Revenue Service forms and attachments to evidence that closing of the books. The Selling Partners acknowledge that the sale of the Partnership Interests will be deemed to be a partnership termination under Code Section 708(b)(1)(A).

         10.      TERMINATION, AMENDMENT AND WAIVER

                  10.1 TERMINATION. This Agreement may be terminated and the Merger contemplated hereby abandoned at any time prior to the Effective Time, whether before or after approval by the Selling Shareholders, as follows:

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                           (a) By mutual written consent of HBOA and the General
                  Partner.

                           (b) By the General Partner or the Partnership if the
                  Effective Time shall not have occurred on or before the close of business on July 15, 2003.

                  10.2 EFFECT OF TERMINATION. In the event of termination of this Agreement as provided above, this Agreement shall forthwith become of no further effect and, except for a termination resulting from a breach by a party of this Agreement, there shall be no liability or obligation on the part of any Party or its respective officers of directors (except as set forth in certain sections hereof all of which shall survive the termination). Nothing contained in this Section 10 shall relieve any party from liability for willful breach of this Agreement that results in termination of this Agreement. Upon request therefore, each party shall redeliver all documents, work papers, and other material of any other party relating to the transactions contemplated hereby, whether obtained before or after the execution hereof, to the party furnishing same.

                  10.3 WAIVER. At any time prior to the Effective Time, the Parties hereto may (a) extend the time for the performance of any of the obligations or other acts of the other Parties hereto, (b) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, and (c) waive compliance with any of the agreements or conditions contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party. Such extensions or waivers shall be in writing, executed by each of HBOA and the General Partner. Such waiver shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

         11.      MISCELLANEOUS.

                  11.1 SURVIVAL. All material representations, warranties, covenants and agreements contained in this Agreement will remain operative and in full force and effect for one year after the Closing, regardless of any investigation made by or on behalf of either party.

                  11.2 HEADINGS. Descriptive headings used in this Agreement are for convenience only and do not control or affect the meaning or construction of any provision of this Agreement.

                  11.3 NOTICES. All notices or other communications which are required or permitted under this Agreement must be in writing and will be sufficient if delivered personally, or mailed by registered or certified mail, postage prepaid, and will be effective upon delivery to the party, and counsel, to the addresses as set forth in the introductory paragraph of the Agreement and with copies to:

                  Purchaser:                       HBOA Holdings, Inc.
                                                   5200 NW 33rd St., Suite 215
                                                   Ft. Lauderdale, FL 33309

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                  Golding Family Limited           1475 West Cypress Creek Road
                  Partnership                      Suite 204
                                                   Ft. Lauderdale, FL 33309

                  Address of  Other
                  Limited Partners are attached as an exhibit

                  11.4 COUNTERPARTS. This Agreement may be executed in one or more counterparts, each of which is deemed an original, but all of which together constitute one and the same Agreement.

                  11.5 EXPENSES. Whether or not the transactions contemplated by this Agreement are consummated, Selling Partners and Purchaser must each pay their own fees and expenses incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants, financial advisers and other experts.

                  11.6 BINDING NATURE; ASSIGNMENTS. This Agreement is binding upon, and inures to the benefit of, the parties and their respective heirs, successors and permitted assigns. The Purchaser may assign all of its rights or any portion of its rights under this Agreement to any party, without obtaining consent, either verbal or written from any of the Selling Partners. The Selling Partners may not assign any of their rights under this Agreement to a third party, unless they have obtained the prior written consent of the Purchaser.

                  11.7 CONSTRUCTION. The laws of the State of Florida govern the validity of this Agreement, the construction of its terms, and the interpretation of the rights and duties of the parties. The parties acknowledge that each party has reviewed and participated in the drafting of this Agreement and any rule of construction to the effect that any ambiguities are to be resolved against the drafting party may not be employed in the interpretation of this Agreement.

                  11.8 WAIVER OF BREACH. The waiver by any party of a breach or violation of any provision of this Agreement will not operate as, or be construed to be, a waiver of any subsequent breach of the same or other provision.

                  11.9 AMENDMENTS. This Agreement may not be amended except by a written instrument signed by the party to be charged.

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                  11.10 SEVERABILITY. The invalidity or unenforceability of any particular provision of this Agreement shall not affect the other provisions hereof and this Agreement shall be construed in all respects as if each invalid or unenforceable provision was omitted.

                  11.11 FURTHER COOPERATION. From and after the date of this Agreement, each of the parties agrees to execute, acknowledge, and deliver whatever additional documents may be necessary to carry out the intent and purposes of this Agreement.

                  11.12 ENTIRE AGREEMENT. When used herein, the term "AGREEMENT" and the phrase "THIS AGREEMENT" include all of the exhibits and schedules referred to in this instrument, in their finally executed form. As so defined, this Agreement constitutes the entire agreement between the parties hereto and supersede all prior agreements and understandings, oral and written, between the parties with respect to the subject matter.

                  11.13 VENUE AND ATTORNEYS' FEES. Venue in the event of any claim or controversy arising out of or relating to this Agreement shall be in a court of competent jurisdiction in Broward County, Florida, and Florida law shall govern. Attorneys' fees and costs incurred by the prevailing party in connection with any claim or litigation concerning this agreement shall be paid by the non-prevailing party.



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         IN WITNESS WHEREOF, the parties have duly executed and delivered this
Agreement on the date first above written.

         PURCHASER:

         HBOA HOLDINGS, INC.
         BY: /S/ GARY VERDIER
             -----------------------
                 Gary Verdier


GENERAL PARTNERS:

                                          E-Z AUTH. MANAGEMENT CO.

                                          /s/ Roger Baumann
                                          -------------------------------
                                          Chief Operating Officer


SELLING PARTNERS:

                                          GOLDING FAMILY LIMITED
                                          PARTNERSHIP ("GFLP")

                                          /s/ Stephen M. Golding
                                          -------------------------------
                                          Stephen M. Golding, as President of
                                          SMG Management Company, the
                                          General Partner of GFLP


                                          LEXSYS SOFTWARE CORP.

                                          /s/ Roger A. Baumann
                                          -------------------------------
                                          Roger A. Baumann, as CEO


                                          /s/ Peter A. Carvalho
                                          -------------------------------
                                          PETER A. CARVALHO

                                          MIDGARD LTD., a British Virgin
                                          Islands company

                                          /s/ Jimmy Goldstein
                                          -------------------------------
                                          Jimmy Goldstein, as President

                                          /s/ Martin Thirer
                                          -------------------------------
                                          MARTIN THIRER

                                          /s/ Paul Wigoda
                                          -------------------------------
                                          PAUL WIGODA


                                          FANOMINA, LTD.


                                          /s/ Merrill Bookstein
                                          -------------------------------
                                          Merrill Bookstein, as General Partner


                                          AMERSHAM MANAGEMENT, LIMITED

                                          /s/ Steven Silbert
                                          -------------------------------
                                          Steven Silbert, as
                                          Authorized Representative


                                          /s/ Marty Peshkin
                                          -------------------------------
                                          MARTY PESHKIN


                                          RR TECHNOLOGY INVESTMENT INC.

                                          /s/ Roger Baumann
                                          -------------------------------
                                          Roger Baumann, as President

Exhibit A      Purchase Price - Allocations to the Partners
Exhibit B      Assignment of Partnership Interest in Paris Health Services, Ltd.